Exhibit 99.1

Chembio Diagnostics Announces Agreement with Perseus Science to Advance Point-of-Care Concussion Test

Medford, NY – April 2, 2019 - Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leading point-of-care diagnostics company focused on infectious diseases, today announced that the company has entered into an agreement with Perseus Science Group LLC, to advance the development of a diagnostic test for mild traumatic brain injury (TBI), or concussion. This agreement builds on previous agreements between the two firms that resulted in the completion of technical feasibility to detect Perseus’ patented biomarker.

Under terms of this agreement, Chembio will receive funding from Perseus, subject to satisfying certain milestones, to advance the development of a quantitative point-of-care test for concussion, combining Chembio's proprietary DPP platform with Perseus’ biomarker. The DPP platform provides results in approximately 15 minutes from a small drop of fingertip blood.

Current methods for diagnosing TBI include neurological examination, cognitive testing, and imaging tests such as CT scan, MRI, and PET scans. Concussion is the most prevalent form of TBI and often goes undiagnosed at the time of injury. Rapid diagnosis of concussion using a point-of-care test could lead to earlier intervention and reduced incidence of secondary injuries.

“Our goal is to be first-to-market with a point-of-care diagnostic test for concussion,” stated John Sperzel, Chembio’s Chief Executive Officer. “We believe a rapid diagnostic test, performed with a small drop of fingertip blood, will aid in early diagnosis, reduced costs and improved outcomes for patients.”

According to 2017 U.S. Centers for Disease Control and Prevention estimates, in 2013 there were 2.5 million TBI-related emergency room visits – approximately one-third by children – and TBI contributed to approximately 30% of all injury deaths, making TBI a major cause of death and disability in the United States.

About Chembio Diagnostics
Chembio is a leading point-of-care diagnostics company focused on detecting and diagnosing infectious diseases. The company’s patented DPP technology platform, which uses a small drop of blood from the fingertip, provides high-quality, cost-effective results in approximately 15 minutes. Coupled with Chembio’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease, a number of which applications are under active development with collaboration partners. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

Forward-Looking Statements
Statements contained in the fourth paragraph of this release that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, Chembio's ability to obtain regulatory approvals in a timely manner, the success of its research, development and commercialization efforts, the development and commercialization of more effective or successful products by competitors, and Chembio’s retention and attraction of key personnel. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

DPP is our registered trademark. For convenience, this trademark appears in this release without ® symbols, but that practice does not mean that we will not assert, to the fullest extent under applicable law, our rights to the trademark.

Media contacts:

Chembio Diagnostics
Lynn Pieper Lewis
Gilmartin Group
(415) 937-5402
investor@chembio.com